EXHIBIT 10.34

FORM OF AMENDMENT NO. 5 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 5 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of the      day of November 2010 by and between AEROFLEX INCORPORATED, a Delaware corporation (hereinafter the “Company”) and JOHN ADAMOVICH, JR. (hereinafter the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement dated November 9, 2005, as amended in November 21, 2006, December 1, 2006, December 31, 2008 and September 17, 2009 (the “Agreement”) under which the Parties agreed upon the terms pursuant to which the Executive would provide services to the Company as further described therein, and

WHEREAS, the parties desire to amend the Agreement to revise and define the term of the Agreement and otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and notices promulgated thereunder.

NOW, THEREFORE, the parties hereto agree as follows, effective as of the date hereof:

1.             Section 1 of the Employment Agreement shall be deleted and replaced in its entirety with the following:

“Employment Period.  Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending at midnight on September 17, 2013.”

2.             Section 2(b)(ii) of the Employment Agreement is hereby amended and restated, which shall read in its entirety as follows:

“Bonus. For each Fiscal Year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus of between 33 1/3% and 100% of his Base Salary based upon the achievement of the Company’s EBITDA targets for such Fiscal Year as established by the Board of Directors of the Company (the “Board”).  More particularly, (i) 33 1/3%% of the Executive’s  Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to the minimum EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 66 2/3% of the Executive’s Base Salary will be awarded as a bonus if the Company’s EBITDA is equal to the FY EBITDA Target established by the Board (the “FY EBITDA Target”); and (iii) 100% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to or greater than the maximum EBITDA Target established by the Board (the “Maximum EBITDA”). The Executive’s bonus shall be determined by linear interpolation if the Company’s EBITDA is between the Threshold EBITDA and the FY EBITDA Target or between the FY EBITDA Target and the Maximum EBITDA, as the case may be. If the Board fails to establish the Threshold EBITDA or the Maximum EBITDA for any fiscal year, such targets shall be presumed to be, respectively, $10,000,000 less and $10,000,000 more than the FY EBITDA Target. No annual bonus will be paid if the Company’s EBITDA is below the Threshold EBITDA for any Fiscal Year. The FY EBITDA Target shall be equitably adjusted by the Board in the event of any divestiture, acquisition or other extraordinary event. Any annual bonus payable hereunder shall be paid on or prior to March 15 of the year following the year such bonus is earned.

3.             Section 2(b)(ix) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(ix) Car Allowance.  The Company will provide the Executive with a car allowance in the amount of One Thousand ($1,000) per month, such amount to be paid monthly in accordance with the normal payroll practices of the Company.”

4.             Section 2(c)(7) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(7) Notwithstanding anything herein to the contrary, if (i) the Executive is to receive payments or benefits under this Agreement by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit required under this Agreement shall not commence until the first day which is at least six months after the termination of the Executive’s employment.  Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment or otherwise provided to the Executive as soon as administratively feasible after the first day which is at least six months after the termination of the Executive’s employment.  Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in the applicable section of this Agreement.  For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).”

5.             Section 4(a) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(a) Without Cause.  If during the Employment Period, the Company shall terminate the Executive’s employment without Cause (other than within 24 months after a Change in Control, as defined below), the Company shall pay to the Executive or his heirs (1) within ten (10) days after the Date of Termination the sum of the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, plus all accrued vacation pay, unreimbursed business expenses and other accrued but unpaid compensation described in Section 2(b) above (the “Accrued Obligations”); (2) an amount equal to the Executive’s Base Salary for the one-year period immediately following the Date of Termination, payable in such installments and at such intervals as is in accordance with the Company’s normal payroll practices, as if the Executive had remained an employee of the Company through the expiration of such period; (3) any amount arising from the Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; (4) the unpaid bonus, if any, applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, but in no event less than of 50% of the Bonus to which the Executive otherwise would have been entitled for that Fiscal Year pursuant to Section 2(b)(ii) had he not been terminated, such bonus, if any, shall be paid at the time the company pays bonuses to other senior executives of the Company; and (5) the members of the Executive’s family shall be entitled to continue and participate in the Company’s Welfare Plans for said one-year period.”

6.             Section 5(c)(iv) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(iv) Notwithstanding the foregoing, if all or any portion of the Severance Benefits or other payments and/or benefits provided under this Agreement, and/or any other payments and benefits that the Executive receives or is entitled to receive from the Company, its subsidiaries or any of its affiliates, constitutes an excess “parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) (each such parachute payment, a “Parachute Payment”) and will result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then, the Parachute Payments shall instead be reduced to the aggregate amount of Parachute Payments that may be made to the Executive without incurring such excise tax, as determined by the Company’s auditors.  Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.”

7.             Section 5(c)(v) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(v) Notwithstanding anything herein to the contrary, if (i) the Executive is to receive payments or benefits under this Agreement by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit required under this Agreement shall not commence until the first day which is at least six months after the termination of the Executive’s employment.  Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment or otherwise provided to the Executive as soon as administratively feasible after the first day which is at least six months after the termination of the Executive’s employment.  Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in the applicable section of this Agreement.  For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).”

8.             Except as specifically provided in and modified by this Amendment, the Agreement is in all other respects hereby ratified and confirmed and references to the Agreement shall be deemed to refer to the Agreement as modified by this Amendment.

9.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AEROFLEX INCORPORATED

By:

John Adamovich, Jr.